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                                                                     EXHIBIT 5.1

                          [KING & SPALDING LETTERHEAD]

                                 April 24, 2001

United Parcel Service, Inc.
55 Glenlake Parkway, NE
Atlanta, Georgia 30328

         Re: United Parcel Service, Inc. - Registration Statement on Form S-4 - Registration No. 333-58268

Ladies and Gentlemen:

         We have acted as counsel to United Parcel Service, Inc., a Delaware corporation ("UPS"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the merger (the "Merger") contemplated in that certain Agreement and Plan of Merger (the "Merger Agreement"), by and among UPS, VND Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of UPS, and Fritz Companies, Inc., dated as of January 10, 2001.

         In our capacity as such counsel, we have reviewed (i) the Registration Statement and (ii) the Merger Agreement. We have also reviewed such matters of law and examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to form the basis for the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We also have relied, as to various matters of fact relating to the opinions set forth below, on certificates of public officials and representatives of UPS and on the accuracy of the factual matters stated in the representations and warranties made by UPS in the Merger Agreement.

         Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the shares of UPS Class B Common Stock, $.01 par value per share, to be issued in connection with the Merger have been duly authorized and, when issued and delivered in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

         The opinions expressed herein are limited in all respects to the Delaware General Corporation Law and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.


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         This opinion is furnished by us for your benefit solely in connection with the transactions described herein, and it is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or any other person (other than as set forth below). This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

         We understand that our opinion will be referred to in the Proxy Statement/Prospectus which is part of the Registration Statement. We further understand that our opinion will be filed with the SEC as an exhibit to the Registration Statement. We hereby consent to such uses of our opinion.

                                                      Very truly yours,

                                                      /s/ King & Spalding


                                                      KING & SPALDING